Exhibit 21.1

                       Wisconsin Energy Corporation

The following are subsidiaries of Wisconsin Energy Corporation

     Badger Service Company
     Edison Sault Electric Company
     Minergy Corp., formerly Minergy Corporation
     Northern Tree Service, Inc.
     WEC International Inc.
     WEC Nuclear Corp.*, formerly WEC Sub Corp.
     Wisconsin Electric Power Company
     Wisconsin Energy Capital Corporation, formerly Wisconsin
         Michigan Investment Corporation

     Wispark Corporation
     Wisvest Corporation
     Witech Corporation

* Non-operating companies.